Exhibit 4.5

Translated from Chinese

Brilliance Jinbei Joint Venture Contract	Amended in 2003

Shenyang Brilliance JinBei Automobile Co., Ltd.

Joint Venture Contract

Translated from Chinese

Brilliance Jinbei Joint Venture Contract	Amended in 2003

Translated from Chinese

Brilliance Jinbei Joint Venture Contract	Amended in 2003

Translated from Chinese

Brilliance Jinbei Joint Venture Contract	Amended in 2003

Recital

This contract is made on this day of July 16, 1991 by and between Shenyang JinBei Automotive Company Limited (hereafter referred to as JinBei) and Brilliance China Automotive Holdings Limited (hereinafter referred to as “Brilliance China”).

In accordance with the “Law of the People’s Republic of China on Sino-foreign Joint Ventures”, the implementing rules thereof, and other relevant Chinese laws and regulations, Jinbei and Brilliance China, adhering to the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest in and set up a joint venture enterprise (“JVCO”) in Shenyang City, Liaoning Province, People’s Republic of China. JVCO will engage in the manufacture, sales and after sales services of automobiles and automobile components using advanced technologies and equipment and under modern management.

Therefore, JinBei and Brilliance China formulate this Contract according to the following terms and conditions:

ARTICLE 1. PARTIES OT THE JOINT VENTURE

1.1	Parties to this Contract are the parties to JVCO which are as follows:

1.1.1	JinBei, a company created and existing under the laws of the People’s Republic of China.

Registration Authority:	Administration of Industry and Commence of Shenyang City, Liaoning Province, PRC (Business License Registration No. 2101001104352(1-1)),

Legal address:	No. 38, Wangliutang Road, Shenhe District, Shenyang City, Liaoning Province, PRC

Legal representative:
Name:	He Guo Hua
Position:	Chairman of the Board
Nationality:	China

1.1.2	Brilliance China, a company organized and existing under the laws of Bermuda.

Registration Number:	BC-17455

Principal place of business:	Suites 2303-06, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong

Legal representative:
Name:	Wu Xiao An
Position:	Chairman of the Board

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

Nationality:	China

1.2	JinBei and Brilliance China hereby confirm that their respective legal representative above is authorized to sign this Contract and that JinBei and Brilliance China have the capability to perform this Contract.

ARTICLE 2. ESTABLISHMENT OF JVCO

2.1	JinBei and Brilliance agree to set up JVCO in accordance with the “Law of the People’s Republic of China on Sino-foreign Joint Ventures”, the implementing rules thereof and other relevant Chinese laws and regulations.

JVCO is duly established and becomes a legal person on the date of issuance of JVCO business license. All activities of JVCO shall be in compliance with and protected by the laws and regulations of the People’s Republic of China.

2.2	The name of JVCO in English is Shenyang Brilliance JinBei Automobile Co., Ltd..

The name of JVCO in Chinese is Shenyang Huachen Jinbei Qiche Youxian Zeren Gongsi.

The legal address of JVCO is at No. 14, Shanzuizi Street, Dadong District, Shenyang City, Liaoning Province, China.

2.3	JVCO is organized as a limited liability company. All liabilities of JVCO are assured against its total assets. Each Party to JVCO is liable for the debt of JVCO up to the capital contribution it subscribed. The profits, risks and losses of JVCO shall be shared by the Parties in proportion to their contribution to the registered capital.

2.4	The Article of Association of JVCO will be signed by the Parties in concurrence with the signing of this Contract. This Contract and the Articles of Association will become effective upon the approval by the Ministry of Foreign Trade and Economic Cooperation.

ARTICLE 3. PURPOSE OF JVCO

     JVCO shall produce the optimal economic benefits, enhance the economic growth and provide tax benefit to the State as well as creating investment return for the Parties of JVCO through scientific and efficient utilization of the assets contributed to JVCO by the Parties.

ARTICLE 4. SCOPE OF BUSINESS OF JVCO

     JVCO shall design and sell various light buses, sedans and components thereof (including imported items) and provide after sales services; import or purchase in domestic market the necessary production equipment and components of light buses and sedans; refit various light buses and sedans and carry out relevant technical consulting projects; engage in automobile sales and retail in gas refill; conduct other economic activities related to the above mentioned business operation.

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

ARTICLE 5. PRODUCT LINES OF JVCO

     During the term of this Contract, JVCO shall produce products approved by relevant authorities of the state and other products that the Board of Directors decides to produce based on the demand in the domestic and international market.

ARTICLE 6. TOTAL INVESTMENT

6.1	The total investment of JVCO is US$ Five Hundred Seventy Million and Nine Hundred and Eighty Thousand (US$ 570,980,000).

6.2	Financing of the Total Investment Sources of total investment are:

•	Capital contributions subscribed by the Parties;

•	Loans raised by JVCO.

6.3	JVCO may apply for bank loans based on actual needs. If guarantee is required by the lending bank (hereinafter referred to as the “Lender”), the Parties of JVCO shall provide counter-guarantee, in proportion to their respective capital contribution, to such Lender or to other bank, financial institutions or other organization, which have provided guarantee to the Lender.

ARTICLE 7. REGISTERED CAPITAL OF JVCO

7.1	The registered capital JVCO is US$ Four Hundred Forty Four Million and One Hundred and Sixty Thousand (US$ 444,160,000).

7.2	JVCO may increase its registered capital with written consent of the Parties and approval by the Board of Directors of JVCO.

7.3	The registered capital of JVCO shall not be reduced during the term of this Contract.

ARTICLE 8.INVESTMENT BY EACH PARTY

8.1	Amount, percentage and means of investment by each party are as follows:

•	The total amount of investment by JinBei shall be US$ Two Hundred and Seventeen Million, Six Hundred and Thirty Eight Thousand and Four Hundred (US Dollars 217,638,400). If the contribution is made in the form of RMB cash equivalent or assets in kind, such RMB cash shall be converted into US dollars according to the foreign exchange rate published by the State Administration of Foreign Exchange on the date of payment of such contribution, which contribution represents 49% of the registered capital.

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

•	The total amount of investment by Brilliance China shall be US$ Two Hundred Twenty Six Million, Five Hundred Twenty One Thousand and Six Hundred (US$ 226,521,600), representing 51% of the registered capital.

8.2	Each Party shall be deemed to have made its contribution when such Party has transferred its cash contribution in cash fund into the RMB and/or foreign exchange band accounts opened by JVCO with Shenyang Branch of Bank of China.

Upon the receipt of capital contributions paid by the Parties according to the provisions of this Article, JVCO shall retain an accountant registered in PRC to verify the contributions and issue a capital verification report to JVCO. JVCO shall issue a contribution certificate to each Party within 30 days of receipt of the capital verification report.

8.3	Unless otherwise required by the Board of Directors (or contrary to PRC laws and regulations), the Parties may dispose of its capital contribution according to the relevant provisions of the Articles of Association of JVCO.

ARTICLE 9. BOARD OF DIRECTORS

9.1	JVCO shall establish a Board of Directors. The Board of Directors shall be the highest authority of JVCO. The Board of Directors shall have the authority to make decision on all material matters of JVCO and shall be responsible for the overall control and management of JVCO.

9.2	The Board of Directors shall comprise 10 Directors appointed by JinBei and Brilliance China, of whom seven shall be appointed by Brilliance China and three shall be appointed by JinBei. There shall be one Chairman on the Board who shall be appointed by Brilliance China and one Vice Chairman who shall be appointed by JinBei.

Each Director, Chairman and Vice Chairman shall be appointed for a term of 4 years and may serve consecutive term if reappointed by the Party that originally appointed him. If there is a vacancy of seat on the Board of Directors due to a Director’s failure to perform his duty for any reason, the original appointing Party shall appoint a replacement as soon as possible.

The Board of Directors shall consist of the following members:

Chairman:Su Qiang

Vice Chairman:He Guo Hua

Directors:

JinBei: He Guo Hua, Liu Zhi Gang, Zha Jian Ping

Brilliance China: Su Qiang, Wu Xiao An, Hong Xing, He Tao, Sun Dong, Sheng Jun

9.3	The Chairman of the Board is the legal representative of JVCO. The Chairman of the Board shall convene and preside on the meetings of Board of Directors, and exercise

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

other rights vested in him by the Article of Association of JVCO. In the event that the Chairman is unable to exercise his responsibilities for any reason, the Chairman may authorize the Vice Chairman or another Director to exercise the responsibilities on behalf of the Chairman.

9.4	All Parties agree that a Board meeting shall be held only when at least two thirds of all Directors are present in the meeting in person or by proxy. The Board of Directors of JVCO shall have the right to pass resolutions on the following issues, provided however, such resolutions require unanimous approval of all Directors who are present at the meeting:

•	Amendment of the Articles of Association of JVCO;

•	Termination, dissolution and extension of JVCO;

•	Increase of the registered capital of JVCO;

•	Merger of JVCO with other economic entities.

Decisions on all other issues shall be made in accordance with discussion procedures set forth in the Article of Association of JVCO.

No Board meetings shall be held and no resolutions shall be passed failing a quorum for the Board meetings. The Chairman and the Vice Chairman shall each have one vote.

Notwithstanding the provisions of this Article, the Parties agree that in the event of special circumstances, which require prompt decisions without any delay, to keep JVCO harmless from serious losses, the Chairman and the Vice Chairman may make written decisions through unanimous consent. Such decisions shall be approved by the subsequent Board meeting.

9.5	The Board of Directors shall convene two meetings every year, or one meeting every year, if agreed by all Parties. The meetings of the Board shall be held at the legal address of JVCO, or at other locations designated by the Board of Directors. When necessary, the Chairman may convene and preside on the interim Board meetings at the request of at least one third of all Directors in writing.

9.6	In accordance with the “Law of the People’s Republic of China on Sino-foreign Joint Ventures”, the implementing rules thereof, and the relevant regulations on the implementation thereof, the detailed functions, power and working procedures of the Board of Directors shall be set forth in the Article of Association of JVCO made and signed by the Parties in concurrence with this Contract.

9.7	The remuneration of the Directors or their proxies shall be determined by the Board of Directors of the company and shall be paid by JVCO.

All expenses incurred by a Director or his proxy, or by the secretary of the Board, which are directly related to the Board meetings (e.g., allowance, travel, accommodation, meals, banquets), shall be borne by JVCO based the actual amount incurred.

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

9.8	Complete and accurate minutes shall be prepared for every Board meeting, including the photocopy of the notice of the Board meeting. All minutes and resolutions signed by the Chairman or an authorized Director shall be recorded and kept on file by the secretary designated by the Board of Directors.

Minutes of the Board meetings shall cover the discussions on all issues and the relevant resolutions, which shall be kept on file and maintained in the minutes of meetings. Such minutes of meetings shall be available to any Director or his proxy at his request for examination at any reasonable time in photocopy of such signed minutes of meetings.

Appointment and removal of any member of the Board of Directors shall be recorded in the minutes.

ARTICLE 10. BUSINESS MANAGEMENT ORGANIZATION

10.1	The President shall be responsible for JVCO under the direction of the Board of Directors.

10.2	JVCO shall have one President, several Vice Presidents, who will be responsible for the daily operation and management of JVCO.

The President of JVCO shall implement the resolutions of the Board of Directors, and shall organize and lead the daily operation and management of JVCO. The President shall, within the authorization granted by the Board of Directors, represent JVCO outside of the company and shall have the right to appoint and remove personnel on positions below the Vice President (excluding Vice President), and perform other duties assigned by the Board of Directors. The specific duties of the Present shall be set forth in the Articles of Association of JVCO.

The Vice Presidents shall assist the President in fulfilling his responsibilities.

JVCO shall establish production and operation management departments under the Vice Presidents, and shall have General Manager and several Deputy General Managers for such departments; JVCO shall establish various divisions under the Deputy General Mangers and shall have division chief and several deputy division chiefs for such divisions. JVCO may, based on the requirements of production and operation management, establish relevant management organs under production and operation management department and above various divisions.

10.3	The President, Vice Presidents and the General Managers and Deputy General Mangers subordinate to the Vice Presidents of JVCO shall not concurrently serve in other economic organizations without the consent of the Board of Directors, and shall not participate in any commercial competition activities of other economic organizations against JVCO. The President, Vice Presidents and the General Mangers and Deputy General Mangers subordinate to the Vice Presidents of JVCO may be removed at any time by resolution of the Board of Directors or decision of the President for malpractice or dereliction of duty.

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

10.4	Unless otherwise requested by the Board of Directors, the President of JVCO shall submit a detailed report to the Board of Directors at least once a year. The President shall prepare a comprehensive annual report, which shall include but not limited to production, sales, financial issues, labor of the past twelve months and a work plan for the coming year. Such report shall be submitted to the Board of Directors for approval. In addition, the President shall be responsible for establishing various rules and systems relating to daily operation activities

10.5	JVCO shall adopt modern scientific management principles and concept acceptable to the Parties in its management under the direction of the President.

ARTICLE 11. PROCUREMENT

11.1	JVCO shall have the right to decide in its discretion to purchase machinery and equipment, processing appliance, raw materials, fuel, auxiliary items, transportation vehicles and office items (hereafter referred to as Supplies) either in China or on the overseas market.

11.2	Under the same conditions where the quality, prices, term of delivery, terms of maintenance and after-sale services all meet the requirements of JVCO, JVCO shall give priority to purchase manufacturing equipment, processing appliance and auxiliary items of the Contract Products from JinBei.

11.3	The Contract Products, auxiliary sets and spare parts shall be inspected according to the inspection procedures of JVCO and shall not be used in the production of Contract Products unless they are found to be up to standard in the inspection.

11.4	The assembly lines, equipment and processing appliance shall be purchased by JVCO from domestic or international markets by itself. The vendors that provide the said assembly lines, equipment and appliance must ensure the competitiveness of the equipment such provided in terms of technology, prices and term of delivery.

ARTICLE 12. EXPORT AND FOREIGN EXCHANGE BALANCE

12.1	The Parties acknowledge that foreign exchange balance is a key issue and the Parties shall do their best to assist JVCO in increasing the variety and quantities of products exported so as to achieve foreign exchange balance.

12.2	In the event of foreign exchange unbalance, the Parties shall do their best to assist JVCO to in making up the foreign exchange shortfall:

•	Brilliance China shall assist JVCO in developing international market and expanding export.

•	JinBei shall assist JVCO in foreign exchange swap with Chinese National Foreign Exchange Swap Center and/or with other Chinese enterprises.

•	JinBei shall assist JVCO with formalities of “accounting for import with production” with relevant authorities to enable JVCO to receive foreign exchange

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

or assist JVCO in purchasing domestic products for export to make up the difference in accordance with related Chinese regulations.

12.3	JVCO may export the products it produces at its discretion, or entrust the sale on commission basis or the distribution of the products with the trading companies established by the Parties in China or their overseas sales institutions.

ARTICLE 13. DOMESTIC SALES

13.1	The sale prices to domestic buyers shall be decided in accordance with the price policies stipulated by the State Administration of Price Control of the People’s Republic of China as well as market conditions.

13.2	The Parties agree: the Contract Products produced by JVCO may be sold by JVCO and JVCO shall be responsible for providing after sales services in PRC (except for Hong Kong, Macao and Taiwan province or regions) to customers, which make payments with RMB.

After-sales services include:

•	Domestic transportation;

•	Warehousing;

•	Sales network management;

•	Customer follow-up services;

•	Guarantee;

•	Training on sales and maintenance;

•	Supplemental service.

ARTICLE 14. TRADE MARK

     JVCO may use trademarks registered in China by JinBei for all Contract Products without any additional payment. JVCO’s use of JinBei’s trademarks shall be in compliance with the requirements of JinBei.

ARTICLE 15. TERM OF JVCO AND ITS EXTENSION

     The Parties agree that there is no term for JVCO. Unless the Joint Venture Contract is terminated and JVCO is dissolved according to the relevant provisions of the Articles of Association of JVCO and the Joint Venture Contract, JVCO shall exist for a perpetual term, which shall commence as of the date of issuance of Business License of JVCO.

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

ARTICLE 16. LABOR MANAGEMENT AND SALARIES

16.1	JVCO shall formulate the labor management rules in accordance with the “Regulations of the People’s Republic of China on Labor Management in Sino-foreign Joint Ventures”, the implementing rules thereof, and the implementing rules thereof and the relevant laws and regulations. All issues such as recruitment, employment, dismissal, resignation, wages, welfare, labor insurance, labor protection, labor safety and labor discipline shall be handled according to such labor management rules.

16.2	JVCO shall prepare and implement staffing plans which shall include the number and the qualification requirements of various personnel needed by JVCO. Once approved by the President, such plans shall be used in the independent recruitment by JVCO and shall be submitted to the relevant authorities.

16.3	JVCO shall strengthen the occupational technical training of the employees, and shall establish strict examination system to ensure that the employees meet the requirements of modernization in production and management skills.

16.4	JVCO shall enter into labor contracts with individual PRC employees. Such contracts shall be in compliance with the conditions and terms provided by relevant labor administrative authorities.

16.5	JVCO shall enter into employment contracts with individual foreign employees. Such contracts shall be in compliance with the conditions provided in the relevant administrative regulations.

16.6	In the recruitment, JVCO shall employ the recruited personnel according to their qualification and capability.

16.7	The salary level of the JVCO employees shall be determined by the President based on the principle that the salary level shall be no lower than similar joint ventures in auto industry. The salary and bonus system shall be based on the principle of allocation according to work done, and work-more-paid-more.

16.8	The remunerations of officers of JVCO shall be determined by the Board of Directors, and the remunerations of other personnel shall be determined by the President of JVCO. The officers of JVCO shall mean the Directors, President and Vice Presidents of JVCO.

16.9	The President may grant bonuses to personnel on positions lower than the Vice President (excluding Vice President) every year according to the rules of JVCO. Bonuses granted to the employees and managers in whatever form shall all serve as an incentive, and shall be granted based on the actual performance of the employees and managers.

ARTICLE 17. USE OF SITE

     JVCO shall under take formalities and pay the relevant fees with respect to the use of the site according to the provisions in the Implementing Rules of the Law of the People’s Republic of China on Sino-foreign Joint Venture, Regulations of the State Council on

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

Encouraging Foreign Investment and the Regulations of Shenyang Municipal People’s Government on Encouraging Foreign Investment.

ARTICLE 18. FINANCE AND ACCOUNTING

18.1	The financial and accounting issues shall be handled in accordance with the finance and accounting regulations and rules for sino-foreign joint ventures in PRC. If there is no applicable PRC law and regulation that covers a specific accounting issue, JVCO may handle such issue with reference to international accounting principles, provided however, JVCO shall ensure that such referenced international accounting principles are not in conflict with the relevant accounting regulations of PRC.

18.2	JVCO shall adopt the internationally accepted debit and credit book keeping on accrual basis. JVCO shall prepare all vouchers, books and reports and shall print the same in Chinese.

JVCO shall submit its monthly, quarterly and annual balance sheet, profit and loss statement and other supplementary information to the Parties of JVCO.

18.3	The fiscal year of JVCO shall be the calendar year, commencing on January 1 and ending on December 31 of each calendar year.

18.4	In principle, JVCO shall adopt RMB as the standard bookkeeping currency, and shall actively seek to evolve an accounting system using US Dollars as standard bookkeeping currency.

18.5	JVCO shall open its bank accounts with Bank of China Shenyang Branch or with other banks in PRC approved by PRC State Administration of Foreign Exchange. Based on the recommendation of the Board of Directors, JVCO may also open its bank accounts with banks outside of PRC approved by PRC State Administration of Foreign Exchange or its branches.

ARTICLE 19. DISTRIBUTION OF PROFITS AND SHARING OF RISKS

19.1	JVCO shall first pay income tax on the profits received by JVCO according to the PRC Income Tax Law on Sino-foreign Joint Ventures, contribute to the “Three Funds” from the after tax profits and then distribute the remaining profits to the Parties to JVCO annually according to the ratio of their contribution to the registered capital.

19.2	The percentage of contribution to the Three Funds shall be determined by the Board of Directors based on the status of the operation of each year after the establishment of JVCO.

19.3	Current year profits shall not be distributed before losses from previous year have been made up. Undistributed profits of previous year may be carried over to and distributed in current year.

19.4	With the consent of the Board of Directors and the approval of approving authorities, profits received by JVCO may be retained from distribution and used in reinvestment to expand production.

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

19.5	Lawful profits received by Brilliance China may be remitted to a bank account outside of China designated by Brilliance China according to the relevant regulations of PRC.

ARTICLE 20. AUDIT

20.1	The Parties to JVCO agree that the Board of Directors shall retain an accountant registered in China, or a foreign accountant when necessary, to conduct an outside audit on the income and expenditures and the accounts of JVCO. The audit on the financial statements shall be conducted within a reasonable period before the Board meeting is convened so that the Board of Directors may review and approve such audit. The accounting firm to be retained shall be determined by the Board of Directors.

20.2	To facilitate the audit provided in this Article, JVCO shall, at the reasonable request of the auditor retained by the Board of Directors, make available necessary documents and accounts to such auditor.

20.3	Each Party to JVCO may retain an auditor at its own costs to conduct an audit on the accounts of JVCO on behalf of such Party. JVCO shall make available the complete accounting books and records to such auditor, provided that such auditors must keep such information confidential for JVCO, and that such audit shall not affect the normal operation of JVCO.

ARTICLE 21. TRANSFER OF PAID-IN CAPITAL CONTRIBUTION

     If a Party to JVCO wishes to transfer its capital contribution, such Party shall proceed with the transfer according to the provisions in the Articles of Association.

ARTICLE 22. EARLY TERMINATION OF THE CONTRACT AND EARLY DISSOLUTION OF JVCO

22.1	This contract shall be terminated and JVCO shall be dissolved under the following circumstances:

a.	Either Party to JVCO shall have failed to perform the obligations provided in this Contract and the Articles of Association and such breach shall have persisted for a period of 90 days without correction and shall have caused JVCO’s inability to operate; or in the reasonable opinion of the non-breaching Party, the economic objective of the non-breaching Party shall have suffered or the non-breaching Party shall have sustained material risks of losses due to such breach;

b.	The purpose of JVCO shall have failed to be met and there shall have been no future development for JVCO;

c.	A force majeure causing the failure of operation of JVCO shall have occurred and shall have persisted for 180 days;

d.	Expropriation of all or material part of the assets of JVCO or of either Party to JVCO;

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

e.	One Party to JVCO shall have been actually excluded from the Board of Directors by reason of the other Party;

f.	The foreign Party to JVCO wishes to transfer all of its capital contribution, which is not agreed to by the Chinese Party and therefore the Chinese Party needs to buy back the entire capital contribution to be transferred by the foreign Party to JVCO;

22.2	In the event that this Contract is terminated and the assets of JVCO are liquidated due to a breach, the breaching Party shall indemnified the non-breaching Party and JVCO for all losses thus incurred.

However, without prejudice of the foregoing rights, if the breaching Party so suggests, the other Party to JVCO shall use its best endeavors to seek appropriate solutions. The Parties shall reach new terms and conditions within 90 days if necessary and possible.

If no appropriate solution is reached within 90 days, the Board of Directors shall convene a meeting to terminate this Contract according to this Article 22, liquidate JVCO and dissolve JVCO.

ARTICLE 23. LIQUIDATION

23.1	If this Contract is terminated for any reason, the Board of Directors shall establish a Liquidation Committee. The Liquidation Committee shall have the right to handle all legal issues on behalf of JVCO during the liquidation process. The Liquidation Committee shall appraise and liquidate the assets of JVCO according to the applicable PRC laws and regulations and the principles provided in this Contract.

23.2	The Liquidation Committee shall prepare a liquidation plan, which shall be approved unanimously by the Board of Directors and implemented thereafter under the supervision of the Board of Directors.

23.3	In the event that this Contract is terminated according to the provisions of Article 22, Brilliance China shall have the right of first refusal to purchase the assets of JVCO.

23.4	In the event that this Contract is terminated due to a breach by a Party to JVCO, the non-breaching Party shall have the right of first refusal to purchase the assets of JVCO.

If the non-breaching Party fails to exercise such right of first refusal, the breaching Party shall have the priority right to purchase assets of JVCO.

23.5	In the event that both Parties fail to exercise such first right of refusal according to the provisions of Articles 23.3 and 23.4, JVCO shall consider transferring its assets in public bidding auction in PRC or outside of PRC.

23.6	The expenses of liquidation and the remuneration to the members of the Liquidation Committee shall be paid prior to payment to other creditors.

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

23.7	After the discharge of all debts of JVCO, the remaining assets of JVCO shall be distributed to the Parties to JVCO in proportion to the capital contribution they subscribe in the registered capital.

23.8	After the completion of all liquidation proceedings, the Liquidation Committee shall issue a final report, which shall be approved by the Board of Directors unanimously, and shall be submitted to the relevant authorities of PRC. The cancellation of registration shall be undertaken with the Shenyang Municipal Administration of Industry and Commerce. The Parties to JVCO shall have the right to receive photocopies of all accounting books and other documents, provided that the original documents shall be properly kept with JinBei.

ARTICLE 24. SETTLEMENT OF DISPUTES

24.1	In case of a dispute between the Parties to JVCO with respect to the interpretation and the performance of this Contract and/or the Articles of association, the Parties to JVCO shall use their best efforts to settle the dispute through friendly consultation or conciliation. If the dispute fails to be settled through consultation or conciliation within 90 days, either Party may submit the dispute to the Arbitration Institute of the Stockholm Chamber of Commerce for arbitration according to its arbitral proceedings and rules in Stockholm in Sweden.

24.2	The award of arbitration shall be final and binding upon the Parties of the dispute. The Parties to the dispute shall treat the enforcement of the arbitration award as an obligation under this contract, and shall enforce such award without any delay.

24.3	One Party or the other Party of the dispute shall bear the expenses of the arbitration according to the provisions set forth in the arbitration award.

24.4	During the course of the settlement of dispute, the Parties to JVCO shall continue to perform other provisions of this Contract and the Articles of Association of JVCO except for the portion under dispute.

ARTICLE 25. APPLICABLE LAW

     The execution, force, interpretation, performance and the settlement of disputes of this Contract shall be governed by the PRC laws and regulations.

ARTICLE 26. FAVORABLE TREATMENT

     26.1 The Parties to JVCO shall use their best efforts to cause JVCO to be entitled to various favorable treatments available under the laws, regulations and rules promulgated by PRC central and local authorities.

     26.2 After this Contract becomes effective, if any existing laws, regulations, interpretation or order is modified, amended, supplemented or revoked, and the subsequent regulations are more favorable than the laws and regulations applicable at the time of execution of this Contract, then JVCO or the Parties to JVCO shall apply for the new favorable treatment as soon as practicable, and shall use their best efforts to expedite the approval of the said application.

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Brilliance Jinbei Joint Venture Contract	Amended in 2003

ARTICLE 27.TAXES

27.1	JVCO shall pay taxes according to the relevant PRC laws and regulations.

27.2	The employees of JVCO shall pay personal income tax according to PRC Law on Personal Income Tax.

ARTICLE 28. FORCE MAJEURE

28.1	A force majeure event shall mean an event which is unforeseeable by the Parties at the time of execution of this Contract, and which is inevitable and hampers the actual performance by the Parties. For the purpose of this Contract, force majeure events shall include but not limited to earthquake, war, fire, flood, storm and other events that are beyond the control of the Parties to JVCO and that affect the normal performance of this Contract.

28.2	In the event that a force majeure event occurs and either Party to JVCO fails to perform this Contract in full or in part, such Party may be exempted from the performance of its obligations and may not be held liable during the event of force majeure and the period in which the result of such force majeure event persists. If the suspension of performance of this Contract due to force majeure shall only apply to the period in which the effect of such force majeure persists.

The Parties to JVCO shall use their best efforts to minimize the fore majeure, especially the losses caused by the delay resulting from the force majeure.

28.3	In the event of the occurrence of a force majeure event, the Party which encounters the force majeure event shall promptly notify the other Party by post, telex, fax or telegram or by other means, and shall deliver to the other Party a written material on such event (including the written certification from the relevant government authorities and a description of the cause of the delay of the performance of this Contract in full or in part) within 15 days of the occurrence of such event. Such 15-day period shall commence on the date of occurrence of the force majeure event. If the notification fails to be served in the manner described above, the Party that encounters the force majeure event shall promptly loss its right to claim the occurrence of the force majeure event. The Party that counters the force majeure event shall also have the obligation to notify the other Party of the result of the force majeure within the same period.

28.4	If a force majeure event occurs, the Board of Directors shall convene a meeting to decide whether this Contract or any related contract shall be amended based on the effect such event has on the performance of this Contract or other related contract.

28.5	If the circumstances or consequences of the force majeure event cause serious losses which results in JVCO’s inability to continue its operation, and the Parties fail to identify satisfactory and fair resolution, either Party may terminate this Contract without making any indemnification or reimbursement according to the Implementing Rules of the PRC Law on Sino-foreign Joint Ventures.

Translated from Chinese

Brilliance Jinbei Joint Venture Contract	Amended in 2003

ARTICLE 29. INSURANCE

     The insurances of JVCO shall be purchased in the name of JVCO from People’s Insurance Company of China or other Chinese insurance institutions that may be selected by the Board of Directors. The insured subject, coverage, insured value and term of the insurance policy shall be decided by the Board of Directors based on the requirements of the insurance company from which the insurance policy is purchased.

ARTICLE 30. SUPPLIES PROVIDED BY JINBEI

     To ensure the normal production and business operation of JVCO, JinBei agrees that JVCO may lease part of office facilities, factory premises and production equipment and processing appliance from JinBei. Terms and conditions on the expenses related to such lease shall be covered by an agreement or contract formulated by JinBei and JVCO through consultation.

ARTICLE 31. WORKERS’ UNION

31.1	The employees of JVCO will establish a trade union according to the PRC Law on Trade Union and the Articles of Association of All-China Federation of Trade Union. The union representatives of JVCO shall defend the democratic rights and material rights of the employees.

31.2	JVCO shall allocate monthly an amount equal to 2% of the aggregate salaries of all employees as the union fund, and shall provide the union with necessary buildings and facilities to support the operation, meetings and the conduct of welfare, cultural and sports courses by the union.

31.3	JVCO acknowledges that the union shall have the right to supervise the performance of the labor contracts entered into by the employees and JVCO.

31.4	The trade union of JVCO shall conduct its activities according to PRC laws and regulations. The representatives of the union shall have the right to be present at the meetings of the Board of Directors on development plans, and other material issues on production and business operation to reflect the requirements of the employees and to put forward proposals on projects in development plans and activities in production and business operation.

31.5	The trade union shall assist JVCO to arrange and scientifically utilize welfare and bonus funds. When making decisions on issues related to incentive and discipline of employees, salary systems, welfare, labor safety and labor insurance, etc., the Board of Directors shall listen to and adopt reasonable suggestions of the trade union and obtain the cooperation of the trade union.

31.6	The trade union of JVCO shall organize the employees to study political, occupational, scientific and technical knowledge, carry out cultural, entertainment and sporting activities and shall educate the employees to abide by the labor discipline and to accomplish various economic targets of JVCO with best efforts.

Translated from Chinese

Brilliance Jinbei Joint Venture Contract	Amended in 2003

ARTICLE 32. MISCELLANEOUS

32.1	This Contract and its attachments and annexes shall not be amended unless agreed by the Parties to JVCO through the execution of a written agreement and such amendments shall be approved by the original approving authorities of this Contract to become effective.

32.2	In the event that a force majeure event causes material losses to JVCO or the failure to perform this Contract, the term of JVCO may be terminated with the unanimous consent of the Board of Directors and the approval of the original approving authorities.

32.3	If a Party’s failure to perform its obligations set forth in this Contract and the Articles of Association of JVCO, or its material breach of the terms of this Contract and the Articles of Association results in JVCO’s inability to operate or to achieve the purpose of the business operation, such Party shall be deemed to have terminated this Contract unilaterally. Subject to the approval by the original approving authorities, the other Party to JVCO shall have the right to terminate this Contract according to the terms herein and claim damages. Upon the occurrence of the above circumstances, if the Parties to JVCO agree to continue the operation of JVCO, the breaching Party shall indemnify JVCO for the economic losses resulting from its breach of contract.

32.4	Any notice or communication to any Party to JVCO (i) shall be deemed to have been made upon the receipt of return confirmation when delivered by registered mail to the address listed in Article 2 of this Contract or other address as notified by such Party, and (ii) shall be deemed to have been effectively delivered to the address set forth in Article 2 of this Contract upon the provision of evidence up to the standard when transmitted by other means. Any notice or communication relating to material issues on the performance of this Contract shall be deemed to have been made on the date of transmission if transmitted by telex, fax, telegram or other similar telecommunication.

Translated from Chinese

Brilliance Jinbei Joint Venture Contract	Amended in 2003

     This Contract is signed in five originals both in Chinese and English. Both language versions shall have the same force. In the case of conflict between the two language versions, the Chinese version shall prevail.

     IN WITNESS WHEREOF, this Contract is amended by the Parties to JVCO on February 26, 2003 in Shenyang City, PRC.

     Shenyang JinBei Automotive Company Limited

     (Seal)

     By:     /s/ He Guo Hua

Representative

Brilliance China Automotive Holdings Limited

     (Seal)

     By:     /s/ Wu Xiao An

Representative